EXHIBIT 3(i)-1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ETHAN ALLEN MANUFACTURING CORPORATION

Pursuant to

§ 242 of the Delaware General Corporation Law

        ETHAN ALLEN MANUFACTURING CORPORATION (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

        FIRST: That the sole director and sole shareholder of the Corporation, in accordance with the General Corporation Law of the State of Delaware (the “Law”), duly adopted resolutions setting forth the following amendment (the “Amendment”) to the Certificate of Incorporation of the Corporation, declaring the Amendment to be advisable.

        SECOND: That the Amendment was adopted by unanimous written consent of the sole director of the Corporation followed by the unanimous written consent of the sole holder of the outstanding shares of common stock entitled to vote thereon, all in accordance with Sections 242, 141(f), and 228 of the Law.

        THIRD: Accordingly, the Certificate of Incorporation of the Corporation is hereby amended by deleting in its entirety the present Article First and substituting in lieu thereof the following:

        "FIRST: The name of the Corporation is Ethan Allen Operations, Inc."

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by M. Farooq Kathwari, its President and Chief Executive Officer, this 29th day of June, 2005.

ETHAN ALLEN MANUFACTURING CORPORATION By: /s/ M. Farooq Kathwari ———————————— Name: M. Farooq Kathwari Title: President and Chief Executive Officer